                                                                      EXHIBIT 11



                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES

                Statement of Computation of Earnings per Share


                                            For the Three Months             For the Nine Months
                                               Ended Sept. 30                   Ended Sept. 30
                                          ------------------------         ------------------------
                                             1999         1998                1999         1998
                                          -----------  -----------         -----------  -----------
Net Earnings                              $ 3,279,000  $ 3,204,000         $ 9,750,000  $11,520,000
                                          ===========  ===========         ===========  ===========
Weighted average common shares
  outstanding                              15,005,000   15,005,000          15,005,000   15,005,000
                                          ===========  ===========         ===========  ===========
Basic and diluted earnings per share
  of common stock                         $       .22  $       .21         $       .65  $       .77
                                          ===========  ===========         ===========  ===========